EXHIBIT 99
May 7, 2008
Press Release: Cortland Bancorp Reports Quarterly Earnings For The First Quarter 2008
Cortland Bancorp (the “Company”) reported, today, that it earned $1.034 million or $0.23 per share for the first quarter of 2008 compared with earnings of $1.116 million or $0.25 per share for the previous quarter ended December 31, 2007 and $1.102 million or $0.24 per share in the same quarter last year.
The Company’s total assets at March 31, 2008 were $488.6 million compared to $480.9 million for the same quarter in 2007. On March 31, 2008, net loans were $224.3 million compared to $207.0 million at March 31, 2007, an increase of 8.4%. Deposits were $359 million for both years.
The Company’s net interest margin ratio narrowed from the 3.5% reported in 2007 to 3.3% at quarter end March 31, 2008, as the Federal Reserve changed its policy stance and moved aggressively to cut interest rates in an effort to stave off recession. The immediate impact of these monetary policy actions was an acceleration in prepayments and the early call of investment securities, resulting in a decline in asset yields. The decline in the net interest margin reflects a 13 basis point decrease in the yield on earning assets while the annualized costs of interest bearing liabilities remained the same. The costs associated with interest bearing liabilities are expected to decline over the balance of 2008, barring any reversal of monetary policy.
During the quarterly periods ended March 31, 2008 and December 31, 2007, Management reduced the aggregate balance of problem loans accounted for on a non accrual basis, wherein loans cease contributing to current income. These non accrual loans totaled $2.028 million at March 31, 2008 as compared to $2.285 million at December 31, 2007. Non accrual loans had been $3.181 million at the March 31, 2007 quarter end. The ratio of non accrual loans to total loans was 0.9% as of March 31, 2008 compared to 1.0% at the end of 2007 and 1.5% at the same 2007 quarter end.
The allowance for loan loss was $1.486 million at March 31, 2008 as compared to $1.621 million at year end 2007 and $2.083 million at the same quarter end in 2007. As of March 31, 2008 the allowance for loan loss to total loan ratio, which was 0.7% at December 31, 2007, remained unchanged at March 31, 2008. The allowance for loan loss to total loan ratio was 1.0% at March 31, 2007.
Mr. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp, noted that the quarterly comparisons and the Company’s overall financial results reflect an increase in depreciable expenses associated with the construction and opening of a new full service office located in the Village of Windham. He also noted that additional costs associated with the Company’s Strategic Growth Plan, such as new product offerings, enhanced educational training, and advanced information system software capabilities, contributed to an overall 3% increase in non interest expenses during the first quarter of 2008 as compared to the same period in 2007.
The Company’s Board of Directors approved a Stock Repurchase program in February of 2007 which permitted the Company to initially repurchase 100,000 shares of its outstanding common shares in the over-the-counter market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The Board of Directors authorized the repurchase of an additional 100,000 shares of its outstanding common stock in August 2007 and again in November 2007. The repurchase program will terminate either on February 28, 2009 or upon the purchase of the full 300,000 shares approved for repurchase, if earlier. Under the program, the Company repurchased 205,986 shares in 2007 and 11,772 shares in 2008, for a total of 217,758 shares. Based on the price of the Company’s stock at March 31, 2008, the commitment to repurchase the remaining 82,242 shares of stock was valued at approximately $1.0 million. Shares of the Company’s common stock trade in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage and Ashtabula in northeastern Ohio. During the second quarter of 2008, the Company will expand into Geauga County with the May opening of a full service banking office in Middlefield, Ohio. The Company will also relocate in June of 2008 its existing office in Brookfield to an office currently under construction in that community.
This earnings announcement presents a brief analysis of the asset and liability structure of the Corporation and a brief discussion of operations for each of the periods presented. This announcement may contain forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA FOR QUARTER ENDED
(In thousands of dollars, except for ratios and per share amounts)

	March 31,	March 31,
Unaudited	2008	2007

SUMMARY OF OPERATIONS
Total interest income	$7,066	$6,930
Total interest expense	3,389	3,216

Net interest income (NII)	3,677	3,714
Provision for loan losses	75	—

NII after loss provision	3,602	3,714
Total other income	871	724
Total other expense	3,157	3,063

Income before tax	1,316	1,375
Net income	$1,034	$1,102

PER COMMON SHARE DATA (1)
Net income, both basic and diluted	$0.23	$0.24
Cash dividends declared	0.22	0.21
Book value	10.66	11.22

BALANCE SHEET DATA
Assets	$488,559	$480,854
Investments	225,464	231,234
Net loans	224,311	207,019
Deposits	359,303	359,478
Borrowings	72,960	66,815
Subordinated Debt	5,155
Shareholders equity	46,849	51,116

ASSET QUALITY RATIOS
Underperforming assets as a percentage of:
Total assets	0.59%	0.71%
Equity plus allowance for loan losses	5.93	6.45
Tier I capital	5.36	6.69

FINANCIAL RATIOS
Return on average equity	8.45%	8.65%
Return on average assets	0.84	0.93
Effective tax rate	21.43	19.85
Net interest margin ratio	3.34	3.51
Risk-based capital ratio	18.98	19.83
Leverage capital ratio	10.88	10.77

(1)	Basic and diluted earnings per share are based on weighted average shares outstanding adjusted retroactively for stock dividends. Cash dividends per common share are based on actual cash dividends declared, adjusted retroactively for the stock dividends. Book value per common share is based on shares outstanding at each period, adjusted retroactively for the stock dividends.